UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 26, 2006 (June 22, 2006)

Date of report (Date of earliest event reported)

COMMERCIAL CAPITAL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50126	33-0865080
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8105 Irvine Center Drive, 15th Floor, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

(949) 585-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 5, 2006, Walter Arnold, a purported shareholder of Commercial Capital Bancorp, Inc. (the “Company”), filed a complaint seeking class action status in the Eighth Judicial District Court in Clark County, Nevada against the Company and each of its directors entitled Arnold v. Commercial Capital Bancorp, Inc., et al. (Case No. A521459). The complaint alleged, among other things, that the directors of the Company breached their fiduciary duties by failing to maximize shareholder value with regard to the proposed acquisition of the Company by Washington Mutual, Inc., which was publicly announced on April 23, 2006. Among other things, the complaint sought class action status, a court order enjoining the Company and its directors from proceeding with or consummating the merger, and the payment of attorneys’ and experts’ fees.

On June 22, 2006, the Company entered into a Memorandum of Understanding with the plaintiff in the above referenced action. Pursuant to such Memorandum of Understanding, the Company has included certain additional requested disclosures in the definitive proxy statement, filed with the Securities and Exchange Commission on June 26, 2006, from that which were filed in the preliminary proxy statement. Further, the parties have agreed to enter into a stipulation of settlement, which is subject to court approval, which will provide for certification of a non-opt-out class of the Company’s shareholders, for entry of a judgment dismissing the purported class action and a complete release and settlement of all claims. This settlement is not an admission of fault by the Company. In connection with such settlement, the Company has agreed to pay plaintiff’s counsel attorney’s fees and costs in an amount not to exceed $325,000 subject to court approval.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ Stephen H. Gordon
Stephen H. Gordon
Chairman of the Board and
Chief Executive Officer

Date: June 26, 2006